Exhibit 15.1

June 11, 2004

Cable Design Technologies Corporation

1901 North Roselle Road

Schaumburg, IL 60195

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial information of Cable Design Technologies Corporation and subsidiaries for the three and nine month periods ended April 30, 2004 and 2003, and have issued our reports thereon dated June 9, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 30, 2004, is incorporated by reference in Registration Statement Nos. 33-00554 and 333-110944 on Form S-3, Registration Statement No. 333-113875 on Form S-4, and Registration Statement Nos. 333-80229, 333-76351, 33-73272, 33-78418, 333-02450, 333-06743, 333-17443, and 333-73790 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Chicago, IL